Exhibit 99.2

Satcom Direct, Inc.

and Subsidiaries and

Combined Affiliates

Consolidated and Combined Financial Report

September 30, 2024

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Consolidated and Combined Balance Sheets (Unaudited)

(in thousands)

	September 30, 2024	September 30, 2023
Assets

Current assets:
Cash and cash equivalents	$3,437	$2,970
Accounts receivable, net of allowances of $2,715 and $2,522, respectively	74,668	70,142
Inventories, net	21,309	16,207
Prepaid expenses and other current assets	10,651	11,466
Total current assets	110,065	100,785

Non-current assets:
Property, plant and equipment, net	47,378	66,555
Intangible assets, net	2,713	3,822
Goodwill, net	9,869	9,869
Deferred income taxes	14	70
Deposits and other assets	4,060	1,789
Operating right-of-use assets	3,477	3,628
Total non-current assets	67,511	85,733

Total assets	$177,576	$186,518

Liabilities and Stockholder's Equity (Deficit)

Current liabilities:
Accounts payable	$54,208	$44,542
Accrued expenses	18,963	22,937
Deferred revenue, short-term	27,931	26,797
Current maturities of long-term debt	1,838	1,838
Current maturities of operating lease liabilities	451	433
Total current liabilities	103,391	96,547

Non-current liabilities:
Long-term debt, less current maturities	44,600	84,707
Deferred revenue, long-term	8,716	6,233
Due to stockholder	-	45
Operating lease liabilities, less current maturities	3,687	4,169
Total non-current liabilities	57,003	95,154

Total liabilities	160,394	191,701

Commitments and contingencies (Notes 6, 9, 10, and 11)

Stockholder's equity (deficit):
Common stock, $1 par value; 10,100 shares authorized;
2,100 shares issued and outstanding at September 30, 2024, and 2023	2	2
Additional paid-in capital	3,187	3,187
Retained earnings	75,445	52,895
Accumulated other comprehensive loss	(1,452)	(1,267)
	77,182	54,817
Treasury stock, at cost, 630 shares held
at September 30, 2024, and 2023	(60,000)	(60,000)
Total stockholder's equity (deficit)	17,182	(5,183)

Total liabilities and stockholder's equity (deficit)	$177,576	$186,518

See notes to consolidated and combined financial statements.

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Consolidated and Combined Statements of Income (Unaudited)

(in thousands)

	For the Nine Months Ended September 30,
	2024	2023

Revenue:
Service Revenue	$332,903	$298,519
Equipment Revenue	32,582	26,308
Total Revenue	365,485	324,827
Operating expenses:
Cost of service revenue (exclusive of items shown below)	215,613	186,414
Cost of equipment revenue (exclusive of items shown below)	22,450	17,387
Employee expense	44,267	49,416
Travel and entertainment	3,295	3,336
Marketing expense	2,541	2,286
Depreciation and amortization expense	8,625	9,881
Professional fees	5,739	3,864
Information technology services	4,019	3,593
Other general and administrative expenses	15,291	14,165
Total operating expenses	321,840	290,342
Operating Income	43,645	34,485
Other (expenses) income:
Interest expense	(1,781)	(2,984)
Other income, net	74	1,273
Total other (expenses) income	(1,707)	(1,711)
Income before tax provision	41,938	32,774
Income tax provision	1,578	550
Net income	$40,360	$32,224

See notes to consolidated and combined financial statements.

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Consolidated and Combined Statements of Comprehensive Income (Unaudited)

(in thousands)

	For the Nine Months Ended September 30,
	2024	2023

Net income	$40,360	$32,224

Other comprehensive income (loss):
Foreign currency translation adjustment	(369)	179

Comprehensive income	$39,991	$32,403

See notes to consolidated and combined financial statements.

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Consolidated and Combined Statements of Stockholder's Equity (Deficit) (Unaudited)

(in thousands)

For the Nine Months Ended September 30, 2024 and 2023

	2024

		Satcom Direct
	Satcom Direct,	Government,
	Inc. and	Inc. and
	Subsidiaries	Subsidiaries	Combined
Common stock, $1.00 par value:
10,100 Authorized; 2,100 issued and outstanding beginning and ending:	$2	$-	$2

Additional paid-in capital	3,187	-	3,187

Retained earnings:
Balance, beginning	44,099	13,959	58,058
Add net income	34,249	6,111	40,360
Deduct stockholder distributions	(22,948)	(25)	(22,973)
Balance, ending	55,400	20,045	75,445

Accumulated other comprehensive income
Balance, beginning	(1,083)	-	(1,083)
Add foreign currency translation adjustment	(369)	-	(369)
Balance, ending	(1,452)	-	(1,452)

Treasury stock, at cost, 630 shares held at January 1, 2024 and September 30, 2024	(57,143)	(2,857)	(60,000)

Total stockholder's equity (deficit)	$(6)	$17,188	$17,182

	2023

		Satcom Direct
	Satcom Direct,	Government,
	Inc. and	Inc. and
	Subsidiaries	Subsidiaries	Combined
Common stock, $1.00 par value:
10,100 Authorized; 2,100 issued and outstanding beginning and ending:	$2	$-	$2

Additional paid-in capital	3,187	-	3,187

Retained earnings:
Balance, beginning	37,555	15,471	53,026
Add net income	26,139	6,085	32,224
Deduct stockholder distributions	(31,087)	(1,268)	(32,355)
Balance, ending	32,607	20,288	52,895

Accumulated other comprehensive loss
Balance, beginning	(1,446)	-	(1,446)
Add foreign currency translation adjustment	179	-	179
Balance, ending	(1,267)	-	(1,267)

Treasury stock, at cost, 630 shares held at January 1, 2023 and September 30, 2023	(57,143)	(2,857)	(60,000)

Total stockholder's equity (deficit)	$(22,614)	$17,431	$(5,183)

See notes to consolidated and combined financial statements.

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Consolidated and Combined Statements of Cash Flows (Unaudited)

(in thousands)

	For the Nine Months Ended
	September 30, 2024	September 30, 2023
Cash flows from operating activities:
Net income	$40,360	$32,224
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	8,625	9,881
Debt issuance cost amortization	209	88
Provision for credit losses	379	264
Reserve for inventory obsolescence	1,091	246
Loss (gain) on sale of property, plant and equipment	135	101
Deferred income taxes	71	222
Accounts receivable	(4,048)	(19,359)
Inventories	(3,239)	(4,806)
Prepaid expenses and other current assets	196	(2,766)
Intangible assets	-	(116)
Operating right-of-use assets	329	603
Deposits and other assets	801	(84)
Accounts payable	6,943	7,244
Accrued expenses	(1,685)	2,698
Deferred revenue	(1,566)	(537)
Operating lease liabilities	(300)	(397)
Net cash provided by operating activities	48,301	25,506

Cash flows from investing activities:
Purchases of property, plant and equipment	(5,453)	(4,291)
Proceeds from disposal of property, plant and equipment	73	-
Net cash used in investing activities	(5,380)	(4,291)

Cash flows from financing activities:
Stockholder distributions	(22,973)	(32,355)
Net (repayment) proceeds from line of credit	(17,380)	40,258
Payments on long-term debt	(1,378)	(26,594)
Purchase of interest rate swap	-	(1,360)
Net cash used in financing activities	(41,731)	(20,051)

Effect of foreign currency on cash	(831)	405

Net increase in cash and cash equivalents	359	1,569

Cash and cash equivalents:
Beginning	3,078	1,401

Ending	$3,437	$2,970

Supplemental disclosures of cash flow information:
Cash paid for interest	$2,101	$2,764

Cash paid for income taxes	$1,242	$257

See notes to consolidated and combined financial statements.

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

Note 1. Nature of Operations, Principles of Combination and Significant Accounting Policies

Nature of operations: Satcom Direct, Inc. and Subsidiaries (SD, the “Company,” “we,” “us” or “our”) and its related affiliates: Satcom Direct Government, Inc. and Subsidiaries (SDG), Satcom Direct Finance, Inc. (SDF) and Satcom Direct Holding Company, LLC and Subsidiaries (SDHC), provide global satellite-based communication solutions primarily for business, military and government aircraft.

SD (and subsidiaries), a Florida based company founded in 1997 with world headquarters located in Melbourne Florida, provides most of the Company’s services for its business users. In 2023, SD de-registered from Minnesota and registered in Florida. Included within SD’s subsidiaries are the following entities: Stewart Ratcliff Aviation Services, Inc. (d/b/a Aircraftlogs.com) (ACL), Satcom Direct Avionics, Inc., Satcom Direct Avionics, ULC (SDA), Satcom Direct Canada, Inc., N321SD, Inc., Satcom Direct-Australia Pty Ltd, Satcom Direct International, Limited, Satcom Direct Rus, LLC, Satcom Direct Finance, Inc. and Satcom Direct PTE Ltd.

SDG (and subsidiaries), a Florida based company formed in 2013, provides the Company’s services primarily to the U.S. government. Included in SDG’s subsidiaries are the following entities: N929SD, Inc. and Comsat, Inc (Comsat).

SDF, a Florida based company, formed in 2021, provides the Company’s customers with trade receivable financing operations. This company has no balances or activity as of September 30, 2024 or 2023, or the nine months then ended.

SDHC (and subsidiaries), a Florida limited liability company formed in 2011, provides the Company’s services in Brazil. This company has no balances or activity as of September 30, 2024 or 2023, or the nine months then ended.

Basis of presentation: The consolidated and combined financial statements include the consolidated accounts of SD and its wholly owned subsidiaries, the consolidated accounts of SDC and its wholly owned subsidiaries, the accounts of SDF, and the consolidated accounts of SDHC and its wholly owned subsidiaries, which have been combined based on common ownership. All intercompany accounts and transactions have been eliminated in consolidation and combination.

The consolidated and combined financial statements and notes have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and in conformity with Rule 3-05 of Regulation S-X promulgated under the Securities Act of 1933, as amended (the Securities Act). Accordingly, they do not include all information and notes required by U.S. GAAP for complete financial statements and should be read in conjunction with our annual audited consolidated and combined financial statements and the notes thereto for the year ended December 31, 2023. These consolidated and combined financial statements reflect, in the opinion of management, all material adjustments (which include normal recurring adjustments) necessary to fairly state, in all material respects, our financial position, results of operations and cash flows for the periods presented.

A summary of the Company’s significant accounting policies is as follows:

Use of estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the combined financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. On an ongoing basis, management evaluates the significant estimates and bases such estimates on historical experience and various other assumptions believed to be reasonable under the circumstances. However, actual results could differ materially from those estimates.

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

Significant risks and uncertainties: Our operations are subject to certain risks and uncertainties, including without limitation those associated with fluctuations in operating results, implementation of our technology roadmap, strategic alliances, relationships with customers, suppliers and dealers, supply chain disruptions, funding of our growth, financing terms that may restrict operations, regulatory issues, competition, the economy, technology trends, evolving industry standards and other events that may impact the demand for air travel.

The results of operations and cash flows for the nine months ended September 30, 2024 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2024.

Revenue recognition: The Company recognizes revenue in accordance with Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers, which provides a five-step model to recognize revenue from contracts with customers through the following steps:

•
Identification of the contract, or contracts with a customer
•
Identification of the performance obligations in the contract
•
Determination of the transaction price
•
Allocation of the transaction price to the performance obligations in the contact
•
Recognition of revenue as performance obligations are satisfied

Disaggregated revenue: The Company has a comprehensive offering of products and services including, connectivity services, hardware and software as a service (SaaS) that the Company sells to business aviation and the military and governments.

Below is a summary of the Company’s discrete service lines based off timing of revenue recognition (in thousands):

	For the Nine Months Ended September 30,
	2024	2023

Connectivity services (transferred over time)	$325,501	$292,160
Hardware (transferred at point in time)	32,582	26,308
Software as a service (transferred over time)	7,402	6,359
Net sales	$365,485	$324,827

Connectivity services: The Company is a global service provider for satellite telecommunication connectivity services for aircraft’s, vehicles, vessels, and land-based use. Connectivity services include flights safety services, communication, navigation, and internet connectivity. The Company provides the stand-ready obligation to provide connectivity services of distinct time periods that are substantially the same and have the same pattern of transfer of control to the customer, and as such is accounted for as a series. The Company offers two types of connectivity services: usage-based and monthly subscription based, both of which are recognized over time. The usage-based revenues are recognized when the connectivity services are used by the customer and thus when the data is transferred to the customer over time. The monthly subscription-based contract revenues are recognized ratably over the subscription term beginning on the date the service is made available to the customer. Generally, contract terms are one to two years in length.

Hardware products: The Company‘s hardware products include avionics communication equipment such as, routers, Wi-Fi hubs, data link units and antennas. The Company recognizes revenue when control of

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

such hardware is transferred to the customer upon the shipment of products (point in time). The Company has elected to treat shipping and handling activities related to contracts with customers as fulfillment costs, and not as separate performance obligations, and accrues the related costs when the related revenue is recognized.

Software as a service: The Company’s SaaS includes flight scheduling data, engine cycle times, flight safety, communications, threat monitoring, cybersecurity, navigation, and application program interface (API) integrations with third party software services. The Company’s software as service subscription services represent a stand-ready obligation to provide access to the hosted software solution and customer support. Customers are not able to take possession of the software or transfer hosting to a third party. The SaaS is a stand-ready obligation to provide a series of distinct SaaS periods that are substantially the same and have the same pattern of transfer of control to the customer, and as such is accounted for as a series. The Company recognizes SaaS revenue ratably over the subscription term beginning on the date the service is made available to the customer (over time).

Contract balances: The timing of revenue recognition may not align with the right to invoice the customer. The Company records accounts receivable when it has the unconditional right to invoice regardless of whether revenue has been recognized. At the beginning of the nine months ending September 30, 2024 and 2023, the accounts receivable, net balances are $71,235 and $51,270, respectively. If revenue has not yet been recognized, then a contract liability is also recorded. Such amounts are classified in the consolidated and combined balance sheets as deferred revenue. At the beginning of the nine months ending September 30, 2024, the deferred revenue, short-term and deferred revenue, long-term balances are $29,713 and $8,507, respectively. At the beginning of the nine months ending September 30, 2023, the deferred revenue, short-term and deferred revenue, long-term balances are $25,961 and $7,605, respectively. If revenue is recognized in advance of the right to invoice, a contract asset is recorded.

Payment terms are typically due within 30 days, but can occasionally be within 60 days. There are instances where the Company’s contracts contain upfront payment terms where services are being transferred over a period of time that can be up to two years and, therefore, contain a financing component. The Company separately evaluates the significance of the financing component for each contract. Generally, the Company does not believe that these payments contain a significant financing component as the difference between the amount of promised consideration and the cash selling price of the promised services arises for non-finance reasons. The Company also excludes from revenue government-assessed and imposed taxes on revenue-generating activities that are invoiced to customers.

Contract balances are classified as assets or liabilities on a contract-by-contract basis at the end of each reporting period.

Performance obligations: A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied.

Transaction price: The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring goods and services to its customer. Revenue from sales is recorded based on the transaction price, which includes estimates of variable consideration. The amount of variable consideration included in the transaction price is constrained and is included only to the extent it is probable that a significant reversal of revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

The Company includes estimates for variable consideration within its determination of the transaction price, subject to the constraint. Generally, the Company does not believe the estimates of variable consideration to be material. Certain arrangements contain variable consideration such as providing free services in the beginning of the contract. The Company’s contracts include service level guarantees from which we have not historically experienced any claims resulting in payments or credits to our customers. The Company estimates the impact of such service level guarantees using the expected value method. Based on our historic claims experience, we estimate the impact of service level guarantees on our contact transaction price to be immaterial.

The Company’s contracts generally do not contain rights of return, and the Company does not have a history of returns. The Company’s hardware contracts occasionally contain warranties that the equipment will be free from defects for a period of one year from the date of delivery. The Company does not have a history of payment of warranties.

Cash: The Company places its cash with high credit-quality institutions. The Company maintains cash balances that, from time to time, may exceed the federally insured limits. The Company has not experienced any losses as a result of this concentration and believes it is not exposed to any significant credit risk on cash balances.

Accounts receivable: The Company adopted ASC 326, Financial Instruments—Credit Losses, as of January 1, 2023, with the cumulative-effect transition method with the required prospective approach. The measurement of expected credit losses under the current expected credit loss (CECL) methodology is applicable to financial assets measured at amortized cost, which consists of trade receivables. An allowance for credit losses under the CECL methodology is determined using the loss-rate approach and measured on a collective (pool) basis when similar risk characteristics exist. Where financial instruments do not share risk characteristics, they are evaluated on an individual basis. The CECL allowance is based on relevant available information from internal and external sources related to past events, current conditions, and reasonable and supportable forecasts. The allowance for credit losses was $2.7 million and $2.5 million as of September 30, 2024, and 2023, respectively, is included within accounts receivable, net in the accompanying consolidated and combined balance sheets. The change in the allowance for credit losses during the nine months ended September 30, 2024 and 2023, was not material to the consolidated and combined financial statements.

Inventories: Inventories consisting of purchased finished goods equipment are valued at the lower of cost or net realizable value, with cost determined on a first-in first-out basis (FIFO). We evaluate the need for write-downs associated with obsolete, slow-moving and nonsalable inventory by reviewing the net realizable inventory values on a periodic basis. At September 30, 2024 and 2023, an obsolescence reserve has been established totaling $0.1 million and $0.4 million, respectively. The obsolescence reserve is included within inventories, net, in the accompanying consolidated and combined balance sheets.

Property, plant and equipment: Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the remaining lease term or estimated useful lives. Amortization of leasehold improvements is included in depreciation expense of property, plant and equipment. Expenditures that significantly increase values or extend useful lives of property and equipment are capitalized, whereas those for normal maintenance and repairs are expensed. Gains and losses on disposal of property and equipment are recorded in operations in the year of disposal.

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

Estimated useful lives are as follows:

Years

Buildings	20-40
Aircraft and vehicles	5
Leasehold improvements	5-10
Equipment	3-10
Software	2-5

Intangible assets (except goodwill): Finite-lived intangible assets acquired in a business combination are recorded at fair value on the date of acquisition. Intangible assets not acquired in a business combination are recorded at cost. The Company amortizes finite-lived intangible assets over their estimated useful lives using the straight-line method. Costs incurred to renew or extend the term of recognized intangible assets are capitalized and amortized over the useful life of the asset. The cost of software that is developed or obtained for internal use is accounted for pursuant to ASC Topic 350, Intangibles—Goodwill and Other. Pursuant to ASC Topic 350, the Company capitalized costs for its SaaS based solutions during the application development stage and expensed costs incurred during the preliminary project and the post implementation operations stages of development. The Company did not capitalize software development costs during the periods ended September 30, 2024 and 2023. The costs capitalized for each project are included in intangible assets and are amortized over their useful lives in the combined financial statements.

Intangible assets that are deemed to have a finite life are amortized over their useful lives as follows:

Years

Tradenames	5-10
Developed software	5
Customer relationships	10
Other	Indefinite, 3-5

Impairment of long-lived assets (except goodwill): The Company reviews long-lived assets or asset groups for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset or asset group may not be recoverable. Recoverability of long-lived assets or asset groups to be held and used is measured by a comparison of the carrying amount of a long-lived asset or asset groups to future net cash flows (undiscounted and without interest charges) expected to be generated by the long-lived asset or asset groups to determine if an impairment exists. If such long-lived assets or asset groups are determined to be impaired, the amount of the impairment is calculated as the difference between the excess of the carrying amount of the long-lived assets or assets groups over their fair value, which is estimated by calculating the discounted future net cash flows associated with the asset or asset group. Assets or asset groups to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Management has determined that there were no indicators of impairment of long-lived assets as of September 30, 2024 and 2023.

Goodwill: Goodwill represents the excess of the aggregate purchase price over the estimated fair value of the net assets acquired in business combinations. Goodwill is considered an indefinite lived asset and, therefore, not amortized for book purposes. Intangible assets with indefinite lives are not amortized but are reviewed for impairment at least annually or whenever events or circumstances indicate the carrying value of the asset may not be recoverable.

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

The Company uses qualitative and quantitative approaches when testing goodwill for impairment. The Company performs a qualitative evaluation of events and circumstances impacting each reporting unit to determine the likelihood of a goodwill impairment charge. Based on that qualitative evaluation, if the Company determines it is more likely than not that the fair value of a reporting unit exceeds its carrying amount, no further evaluation is necessary. If it is more likely than not that the carrying value of a reporting unit exceeds the fair value, then an indication of impairment exists and the Company must perform a quantitative fair value assessment. If the fair value of a reporting unit is less than its carrying value, then an impairment charge equal to the excess of the carrying value over the fair value is recorded to the results of operations. The Company may only write down the carrying value of its indefinite-lived intangible assets. The Company is not permitted to increase the carrying value if the fair value of the assets subsequently increases.

There were no events or circumstances indicating the carrying value of the asset may not be recoverable during the nine months ended September 30, 2024 and 2023.

Income taxes: SD, SDG and SDH have elected by consent of the stockholders to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the entities do not pay corporate income taxes on their taxable income. Instead, the stockholders are responsible for income taxes on taxable income. Therefore, no benefit or receivable for income taxes relating to these companies have been included in the consolidated and combined financial statements. Certain other subsidiaries are subject to U.S. and foreign income tax expense, for which the Company follows guidance under ASC 740, Income Taxes, to determine deferred taxes. Income taxes expenses and benefits for entities subject to tax were included in the Income tax provision in the accompanying consolidated and combined statements of income for nine months ended September 30, 2024 and 2023. The Company has made the election to treat certain state taxes as paid at the entity level rather than the individual level. The estimated amount of taxes payable is approximately $0.2 million and $0.6 million as of September 30, 2024 and 2023, respectively. Taxes payable is included in accrued expenses in the accompanying consolidated and combined balance sheets.

The Company’s domestic and foreign income before tax provision for the nine-month period ended September 30, 2024, is $30.8 million and $11.1 million, respectively. The Company’s effective tax rate is 3.8% for the nine-month period ended September 30, 2024. The Company’s effective tax rate differs from the expected statutory rate of 21% based on two main components. The impact of the Subchapter S election on U.S. operations reduces the rate approximately 15.4% and the impact of the foreign rate further reduces the rate an additional 2.7%. The remaining impact on the rate is due to other immaterial items. The income tax provision is divided between domestic and foreign expense of $0.3 million and $1.3 million, respectively.

The Company’s domestic and foreign income before tax provision for the nine-month period ended September 30, 2023 is $32.9 million and $(0.1) million. The Company’s effective tax rate is 1.7% for the nine-month period ended September 30, 2023. The Company’s effective tax rate differs from the expected statutory rate of 21% based on one main component. The impact of the Subchapter S election on US operations reduces the rate approximately 20.8%. The remaining impact on the rate is due to other immaterial items. The income tax provision is divided between domestic and foreign expense of $0.3 million and $0.3 million, respectively.

The Company has a valuation allowance for deferred tax assets related to certain foreign net operating losses, as it is more likely than not, as of September 30, 2024 that these deferred tax assets will not be realized. The Company accounts for uncertainty in income tax positions by assessing whether there are any uncertain tax positions which may give rise to income tax liabilities and has determined that there were no such matters requiring recognition in the accompanying combined financial statements. The

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

Company would have classified interest and penalties as income tax expense in the combined financial statements had uncertain tax positions been identified.

The Company files income tax returns in the United States federal jurisdiction, various states and in certain international jurisdictions. We are generally no longer subject to tax examinations before 2020.

Debt issuance costs: The Company capitalizes costs incurred with the issuance of debt. These costs are presented on the combined balance sheets as a direct reduction from the carrying amount of the related debt. The Company amortizes such costs as additional interest expense using the effective interest method over the contractual term of the underlying debt instruments. Amortization of debt issuance costs was immaterial for the nine months ended September 30, 2024 and 2023. Amortization of the debt issuance costs is included in interest expense in the accompanying consolidated and combined statements of income.

Concentration of credit risk: Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of SDG’s accounts receivable. Credit risk with respect to receivables is influenced by the limited number of customers, the concentration of certain customers in the market and the ability of these customers to repay the Company. Management regularly contacts its customers and monitors their payment history. The Company has provided allowances for credit losses at September 30, 2024 and 2023, which management believes will be adequate to absorb any credit losses that may result from existing receivables.

Vendor concentration: For the nine-month periods ended September 30, 2024 and 2023, one vendor represented approximately 75% and 74% of cost of service and cost of equipment revenues, respectively, and approximately 37% and 40% of accounts payable and accrued expenses, respectively.

Advertising costs: The Company expenses advertising costs in the period when the costs are incurred. Advertising expense included in marketing expense in the accompanying combined statements of income was $0.2 million for both the nine-months period ended September 30, 2024 and 2023.

Research and development costs: Expenditures for research and development are charged to expense as incurred and totaled $6.9 million and $4.8 million for the period ended September 30, 2024 and 2023, respectively. Research and development costs are included in other general and administrative expenses in the accompanying consolidated and combined statements of income.

Foreign currency translation: The accompanying consolidated and combined financial statements are presented in U.S. dollars (USD). The effects of translating the financial statements of foreign subsidiaries from the functional currency into the Company’s reporting currency (USD) are recognized as foreign currency translation adjustments in accumulated other comprehensive income. The translation of assets and liabilities to USD is made at the exchange rate in effect at the consolidated and combined balance sheet dates, while equity accounts are translated at historical rates. The translation of the consolidated and combined statement of income amounts is made monthly at the average currency exchange rate for the month. Net foreign currency transaction gains and losses on settled transactions were included in the other income (expenses) section of the Company’s consolidated and combined statements of income for the nine months ended September 30, 2024 and 2023.

Leases: In accordance with ASC Topic 842, Leases, the Company is required to recognize most leases on their balance sheet as a right-of-use (ROU) asset representing the right to use an underlying asset and lease liability representing the obligation to make lease payments over the lease term, measured on a discounted basis.

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

The Company determines if an arrangement is or contains a lease at inception, which is the date on which the terms of the contract are agreed to, and the agreement creates enforceable rights and obligations. A contract is or contains a lease when (i) explicitly or implicitly identified assets have been deployed in the contract and (ii) the Company obtains substantially all economic benefits from the use of that underlying asset and directs how and for what purpose the asset is used during the term of the contract. The Company also considers whether its service arrangements include the right to control the use of an asset.

The Company made an accounting policy election available under Topic 842 not to recognize ROU assets and lease liabilities for leases with a term of 12 months or less. For all other leases, ROU assets and lease liabilities are measured based on the present value of future lease payments over the lease term at the commencement date of the lease (or January 1, 2022 for existing leases upon the adoption of Topic 842). The ROU assets also include any initial direct costs incurred and lease payments made at or before the commencement date and are reduced by any lease incentives. To determine the present value of lease payments, the Company utilizes our incremental borrowing rate, which is aligned with the lease term at the lease commencement date (or remaining term for leases existing upon the adoption of Topic 842).

Future lease payments may include fixed rent escalation clauses or payments that depend on an index (such as the consumer price index), which is initially measured using the index or rate at lease commencement. Subsequent changes of an index and other periodic market-rate adjustments to base rent are recorded in variable lease expense in the period incurred. Residual value guarantees or payments for terminating the lease are included in the lease payments only when it is probable they will be incurred.

The Company has made an accounting policy election to account for lease and non-lease components in its contracts as a single lease component for all leases. The non-lease components typically represent additional services transferred to the Company, such as common area maintenance for real estate, which are variable in nature and recorded in variable lease expense in the period incurred.

Recent accounting pronouncement not yet adopted: The Company considers the applicability and impact of all Accounting Standards Updates (ASUs) issued by the Financial Accounting Standards Board (FASB). ASUs not listed below were assessed and determined to be either not applicable or expected to have minimal impact on our consolidated and combined financial statements and related notes.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvement to Income Tax Disclosures, to enhance the transparency and decision usefulness of income tax disclosures, most notably in the tax rate reconciliation and income taxes paid. This guidance is effective for annual periods beginning after December 15, 2024. Early adoption is permitted and the amendments should be applied on a prospective basis, with retrospective application permitted. We are currently evaluating the impact that this guidance will have upon our consolidated and combined financial statements and related notes.

The FASB and other entities issued new, modifications to, or interpretations of existing accounting guidance during the period ended September 30, 2024. The Company has considered the new pronouncements that altered U.S. GAAP, and does not believe that any other new or modified principles have a material impact on the Company’s reported financial position or operations in the near-term.

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

Note 2. Composition of Certain Balance Sheet Accounts

Property, plant and equipment consist of the following as of September 30, 2024 and 2023 (in thousands):

	September 30,
	2024	2023

Land and buildings	$31,282	$44,965
Aircraft and vehicles	27,623	27,613
Leasehold improvements	4,857	5,056
Equipment	37,926	43,172
Software	140	140
	101,828	120,946
Less accumulated depreciation	(54,450)	(54,391)
	$47,378	$66,555

Depreciation expense for the nine-month periods ended September 30, 2024 and 2023, was $7.8 million and $9.0 million, respectively, and is included in depreciation and amortization expense in the accompanying consolidated and combined statements of income.

Inventories consist of the following as of September 30, 2024 and 2023 (in thousands):

	September 30,
	2024	2023

Work-in-process component parts	$13,118	$8,845
Finished goods, net reserve for obsolescence	8,191	7,362
Total inventory	$21,309	$16,207

Note 3. Intangible Assets, Net

Intangible assets, other than goodwill, as of September 30, 2024 and 2023 were as follows (in thousands):

	As of September 30, 2024			As of September 30, 2023
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets:
Tradenames	$2,281	$(1,733)	$548	$2,281	$(1,506)	$775
Developed Software	7,330	(7,269)	61	7,330	(7,231)	99
Customer Relationships	8,019	(6,283)	1,736	8,019	(5,491)	2,528
Other	2,162	(1,794)	368	2,170	(1,750)	420
Total intangible assets	$19,792	$(17,079)	$2,713	$19,800	$(15,978)	$3,822

Amortization expense for each of the nine-month periods ended September 30, 2024 and 2023, was $0.8 million, and is included in depreciation and amortization expense in the accompanying consolidated and combined statements of income.

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

The estimated future amortization expense related to intangible assets subject to amortization as of September 30, 2024, is as follows (in thousands):

For the twelve month periods ending September 30:
2025	$1,083
2026	1,047
2027	249
2028	3
$2,382

Note 4. Goodwill, Net

As of the beginning and end of the nine months ending September 30, 2024 and 2023, the carrying value of goodwill includes the gross amount of $13,228 and accumulated impairment losses of $3,359 for a net carrying value of $9,869.

Note 5. Accrued Expenses

Accrued expenses are composed of the following as of September 30, 2024 and 2023 (in thousands):

	September 30,
	2024	2023

Salaries and benefits	$6,477	$8,748
State and local sales taxes payable	4,971	6,836
Other taxes payable	1,735	526
Payables to vendors	5,780	6,827
	$18,963	$22,937

Note 6. Long-Term Debt

Notes payable consist of the following as of September 30, 2024 and 2023, (in thousands):

	September 30, 2024	September 30, 2023	Interest Rate	Maturity Date
Revolving Credit Facility	$29,441	$67,711	SOFR + 1.65%	January 2027
Aircraft Note - Gulfstream G550	16,997	18,834	2.94%	December 2026
Total	46,438	86,545
Less current maturities	(1,838)	(1,838)
Total long-term debt obligations	$44,600	$84,707

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

Principal maturity requirements on long-term debt subsequent to September 30, 2024, are as follows (in thousands):

For the twelve month periods ending September 30:
2025	$1,838
2026	15,159
2027	-
2028	29,441
$46,438

As of September 30, 2024 and 2023, the Company’s total outstanding notes payable was $46.4 million and $85.3 million, respectively, which includes long-term and short-term debt.

The Company’s Aircraft Note – Gulfstream G550 note is payable in monthly principal and interest payments of $0.2 million and is collateralized by an aircraft.

On May 1, 2023, the Company entered into the Revolving Credit Facility (Bank of America) for the purposes of borrowing on a revolving line of credit, collateralized by substantially all of the Company’s assets. The availability of funds under this agreement are $100.0 million, from May 1, 2023 until April 30, 2025, $95.0 million, from May 1, 2025 until April 30, 2027, then $90.0 million, from May 1, 2027 until April 30, 2028. Interest is payable monthly, and principal may be repaid and reborrowed until the expiration date of April 30, 2028. Interest accrues at the Secured Overnight Financing Rate (SOFR, 6.18%, at September 30, 2024) plus an applicable rate. The applicable rate is either 1.45%, 1.35%, or 1.25% based on the Company’s financial test covenant rations, as defined by the agreement. The Company is subject to an unused commitment fee of either 0.25%, 0.20%, or 0.15%, based on the Company’s financial test covenant ratios, as defined by the agreement. At September 30, 2024, the Company’s financial covenant ration required the applicable rate to be 1.25% and the unused commitment fee to be 0.15%.

To hedge against interest rate risk on its floating-rate notes, the Company entered into an interest rate swap (the Swap) with a major U.S. bank as the counterparty. The Swap has a notional value of $45.0 million and the Company elected not to apply hedge accounting in accordance with ASC 815, Derivatives and Hedging. The Company pays interest on the notional value at 2.85% and receives interest on the notional value at the floating SOFR. The Swap matures on April 30, 2028. The effect of the Swap is to convert a portion of the Company’s floating-rate notes to fixed-rate debt.

On April 13, 2020, Comsat was the recipient of a $7.0 million Payroll Protection Program (PPP) loan as administered by the Small Business Administration (SBA) under The Coronavirus Air, Relief and Economic Security Act (the Cares Act). In 2021, the full amount of the loan was forgiven.

The SBA may audit whether the Company qualified for the PPP loans and met the conditions necessary for forgiveness of the loan for up to six years after it forgave the loans. Therefore, it is possible that the Company may have to repay an amount previously forgiven by the SBA.

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

Note 7. Leases

The Company leases real estate under operating lease agreements that have initial terms ranging from two to twenty-five years. Some leases include one or more options to renew, generally at the Company’s sole discretion, with renewal terms that can extend the lease term up to seven years. In addition, certain leases contain termination options, where the rights to terminate are held by either the Company, the lessor or both parties. These options to extend or terminate a lease are included in the lease terms when it is reasonably certain that the Company will exercise that option. The Company’s operating leases generally do not contain any material restrictive covenants or residual value guarantees. The Company was also a sub-lessor in one real estate lease that terminated in 2023.

Operating lease costs and sub-lease income is recognized on a straight-line basis over the lease term. Financing lease costs, should the Company enter into such agreement in the future, would be recognized as a combination of the amortization expense for the ROU assets and interest expense for the outstanding lease liabilities, that would result in a front-loaded expense pattern over the lease term. The components of lease expense are as follows for the nine-month periods ended September 30, 2024 and 2023 (in thousands):

	For the Nine Months Ended September 30,
	2024	2023

Operating lease cost	$351	$434
Variable lease cost	1,031	1,062
Sublease income, gross	-	(193)
Total lease cost	$1,382	$1,303

Supplemental cash flow and weighted average remaining lease term and discount rate information related to leases is as follows for the nine months ended September 30, 2024 and 2023, (in thousands, except lease terms and discount rates):

	For the Nine Months Ended September 30,
	2024	2023

Cash paid for amounts included in measurement of lease liabilities - payments on operating leases	$390	$469
Weighted average remaining lease term:	9.11 years	9.94 years
Weighted average discount rate:	1.83%	1.82%

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

Future undiscounted cash flows for each of the next five years and thereafter and a reconciliation to the lease liabilities recognized on the balance sheet are as follows as of September 30, 2024 (in thousands):

Operating Leases
For the twelve month periods ending September 30,
2025	$522
2026	536
2027	552
2028	586
2029	596
Thereafter	1,736
Total future minimum lease payments	4,528
Less: Amount representing interest	(390)
Total present value of lease liabilities	4,138
Less: Current maturities	(451)
Total long-term lease liabilities	$3,687

Note 8. Employee Benefit Plans

The Company has various plans that cover substantially all employees. The Satcom Direct, Inc. Profit Sharing Plan provides retirement benefits through a 401(k) plan for SD, SDG, ACL and Comsat employees. The Company’s matching contribution formula is based on service eligibility and the employees’ deferral contributions. Employees are 100% vested in their elective deferrals, the Company matching contributions are vested over a year three-year period. Total matching contributions for the nine months ended September 30, 2024 and 2023, were $1.4 million, and $1.3 million, respectively, and are included in employee expense in the accompanying consolidated and combined statements of income. Additionally, the Company may make discretionary profit sharing contributions to this plan. These discretionary contributions are vested based on years of service. After two years of service, employees are vested 20% each year until year six when an employee is 100% vested. There was no discretionary profit sharing contribution made for the nine-month periods ended September 30, 2024 and 2023.

Total employer contributions to foreign plans are based on the laws specific to each particular country. Employer contributions expense to these plans was $0.4 million for both nine months ended September 30, 2024 and 2023. These amounts are included in employee expense in the accompanying consolidated and combined statements of income.

Note 9. Self-Insurance of Healthcare

The Company self-insures its employees’ health insurance benefits beginning July 1, 2023. The Company accrued $0.9 million and $0.4 million for its self-insured liabilities as of September 30, 2024 and 2023, respectively, which is included as a component of accrued expenses in the accompanying consolidated and combined balance sheets.

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

Note 10. Related-Party Transactions

The Company leases several facilities from an entity related through common ownership. Rent expense associated with these leases for the nine months ended September 30, 2024 and 2023, was $0.2 million and $0.1 million, respectively.

Note 11. Contingencies

The Company is subject to various claims, legal actions and disputes in the normal course of business. The Company provides for losses, if any, in the year in which they can be reasonably estimated.

As of September 30, 2024 and 2023, the Company accrued a contingent liability for state and local sales taxes in a variety of jurisdictions for periods between 2010 and 2023, which is included in accrued expenses in the accompanying combined and consolidated balance sheets in the amount of approximately $5.0 million and $6.8 million, respectively. The Company believes that the reserve represents the best current estimate of any potential liability in the area of state and local sales taxes.

Note 12. Fair Value of Financial Assets

A three-tier fair value hierarchy has been established which prioritizes the inputs used in measuring fair value. These tiers include:

•
Level 1 - defined as observable inputs such as quoted prices for identical assets or liabilities in active markets;
•
Level 2 - defined as observable inputs other than Level 1 inputs such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and
•
Level 3 - defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Our Swap is carried at fair value based on significant observable inputs (Level 2 inputs). Derivatives entered into by us are typically executed over-the-counter and are valued using discounted cash flows along with fair value models that primarily use market observable inputs. These models take into account a variety of factors including, where applicable, maturity, interest rate yield curves, and counterparty credit risks.

During the nine months ended September 30, 2024, the change in fair value of the asset under the swap decreased $0.6 million. During the nine months ended September 30, 2023, the change in fair value of the asset under the swap increased $2.9 million. The change in value has been reflected as interest expense in the accompanying consolidated and combined statements of income. As of September 30, 2024 and 2023, the fair value of the Swap asset was $0.7 million and $2.9 million, respectively, which is reported as deposits and other assets in the accompanying consolidated and combined balance sheets.

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

Note 13. Subsequent Events

Management has evaluated subsequent events through February, 17 2025, which is the date the consolidated and combined financial statements were available to be issued. Except as disclosed below, management has not identified other subsequent events impacting the consolidated and combined financial statements.

On December 3, 2024, Gogo Inc. (“Gogo”) completed the acquisition of SD (and subsidiaries, with the exception of N321SD, Inc.), SDG (and subsidiaries) and SDH (and subsidiaries) by acquiring all their outstanding equity interest in exchange for (i) an aggregate cash purchase price of approximately $375,000,000, subject to customary post-Closing purchase price adjustments, (ii) 5,000,000 restricted shares of Gogo’s common stock, par value $0.0001 per share, and (iii) up to an additional $225,000,000 in potential earnout payments of cash and/or common stock tied to realizing certain financial performance milestones over the next four years.

As part of completing the acquisition, the Company’s Revolving Credit Facility (Bank of America) and Aircraft Note – Gulfstream G550 were paid off. Due to the payoff of the Revolving Credit Facility, the Company also terminated the Swap that hedged against interest rate risk.